UNITED STATES

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MASIMO CORPORATION
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Commencing May 23, 2011, Masimo Corporation sent the following communication to certain of its stockholders:

MASIMO CORPORATION

40 Parker

Irvine, California 92618

Supplemental Information Regarding

Proposal No. 3: Advisory Vote to Approve the Compensation of Masimo’s Named Executive Officers

Proposal No. 5: Stockholder Proposal regarding the Adoption of a Majority Voting Standard for Director Elections

Dear Fellow Masimo Corporation Stockholder:

By now you should have received the Masimo Corporation (“Masimo”) Notice of 2011 Annual Meeting of Stockholders and Proxy Statement (the “Proxy Statement”). At the Masimo 2011 Annual Meeting of Stockholders to be held on Wednesday, June 1, 2011, at 10:00 a.m., local time, at our principal executive offices at 40 Parker, Irvine, California 92618 (the “Annual Meeting”), our stockholders will be asked to vote on five important proposals. We wish to bring to your attention our strong disagreement with the recommendations made by the proxy advisory firm, ISS Proxy Advisory Services (“ISS”), regarding:

•	the proposal to approve, on an advisory basis, the compensation of our named executive officers (Proposal No. 3), and

•	the proposal regarding the adoption of a majority voting standard for director elections (Proposal No. 5),

as set forth in ISS’s Proxy Report (the “ISS Report”).

Proposal No. 3: Advisory Vote to Approve the Compensation of Our Named Executive Officers

ISS has recommended that its clients vote “AGAINST” Proposal No. 3. ISS asserts that there is a misalignment between our performance and the compensation of our named executive officers and, in particular, the compensation of Mr. Joe Kiani, our Chief Executive Officer and Chairman of the Board of Directors. Not only is ISS’s approach to measurement of performance flawed, but ISS based its recommendation in part on errors and a clear failure to understand our Compensation Committee’s compensation plan. Specifically, the ISS Report mistakenly asserts that Joe Kiani’s compensation has increased 24.6% from 2009 to 2010, whereas in reality his pay increase was only 3.4% after calculating the value of our stock option grants in accordance with our audited financial statements and properly allocating the one-time three-year bonus paid in 2011 that was implemented for all of our management team post IPO in order to minimize risk of members of our management leaving the company after their IPO lock-up agreements expired. Our Board of Directors vehemently disagrees with ISS’s analysis, as well as the underlying methodology and assumptions used in the ISS Report, and urges you to vote “FOR” approval of Proposal No. 3. We believe that our compensation program appropriately aligns pay and performance and is important to our ability to maximize long-term stockholder value.

For the reasons set forth below, we believe ISS’s negative recommendation for Proposal No. 3 is unwarranted and is based on an incomplete and inaccurate analysis and we therefore urge you to vote “FOR” the advisory vote on the compensation of our named executive officers, as set forth in our Proxy Statement.

ISS Mistakenly Focuses Solely on Masimo’s Short-Term Performance and Uses the Wrong Criteria to Measure Performance

ISS’s recommendation is heavily influenced by a short-term measurement, which is our total shareholder return (“TSR”) on a one- and three-year basis. TSR is based primarily on stock price appreciation plus dividends. We believe that ISS’s over-reliance on one feature – stock price appreciation – over a short period of one or three years is completely contrary to the best interests of our stockholders, who expect our Board of Directors and our management to deliver long-term sustainable value while managing risk. The ISS model suggests that our management, and our Chief Executive Officer (“CEO”) specifically, should receive higher compensation for promoting changes in our annual stock price rather than managing the fundamentals of our business. Our Board of Directors believes that only the latter will bring actual, long-term value to our stockholders and our Board of Directors does not intend to compensate our executive officers for focusing on our stock price, at the expense of further developing our products and technologies, protecting our intellectual property, growing our business and maximizing long-term results, just to fit within ISS’s narrow compensation framework. To do so would jeopardize everything that Masimo has achieved over its 22-year history and cut against the very principles that have allowed Masimo to become what it is today – one of the fastest growing and most innovative medical device companies in the market. Moreover, in assessing stock price, since Masimo’s IPO in August 2007, Masimo’s stock has outperformed every major index and nearly every health care or medical IPO company in the past five years, many of which have lost a substantial piece of their market capitalizations over this same period.

As fully disclosed in our Proxy Statement, we compensate all of our executive officers, including our CEO, for maximizing the company’s performance and creating long-term value. We encourage our executives to advance multiple strategies and objectives in parallel to meet this objective and, in setting compensation, our Compensation Committee takes into account a broad range of financial and non-financial results over multiple years, not just an arbitrary 12-month period. Our Board of Directors believes that if our management is successful in executing on its business plan over the long-term, this success will ultimately be reflected in Masimo’s stock price.

The business results and performance metrics that directly affected the compensation of our CEO and other named executive officers are fully disclosed on pages 28-30 of the Proxy Statement under “Compensation Discussion and Analysis” (the “CD&A”). As discussed in detail, our Compensation Committee considered not only financial factors such as product revenue and earnings per share, but non-financial factors related to product quality, new product introductions and other internal operational metrics, including the volume of monitors and sensors shipped. By focusing on TSR and blindly comparing this metric against year-over-year changes to our executive officers’ compensation, ISS effectively ignores a number of remarkable milestones that Masimo achieved in 2010, all of which are expected to contribute to or directly create long-term value for our stockholders. For example, in 2010, we:

•	Delivered on our key financial targets, including record product revenues of $356.4 million, up 18.8% from 2009, and total revenues of $405.4 million, up 16.1%.

•	Met our GAAP earnings per share targets as our GAAP EPS rose 37.5% to $1.21 per share or, excluding one-time items, rose 17.1% to $1.03.

•	Shipped a record 153,200 Masimo SET and Masimo rainbow SET units, up 37.5% from the prior year.

•	Debuted the Halo Index, which is a dynamic new indicator that facilitates continuous global trending and assessment of multiple physiological measurements to quantify changes in patient status.

•	Acquired SEDLine, Inc., a pioneering manufacturer of brain function monitoring, which formulized our commercial entry into the brain function monitoring market.

•	Initiated full market release of Rainbow Acoustic Monitoring, providing continuous and noninvasive respiration rate (RRaTM).

•

After winning a favorable settlement of our anti-trust suit against Covidien, established the Masimo Foundation for Ethics, Innovation, and Competition in Healthcare, a non-profit organization that will facilitate our corporate philanthropy with a portion of the settlement money received from Covidien.

•	Reached a favorable settlement of the lawsuit with Hygia Health Services.

•	Secured several major new customers that are among the largest healthcare systems in the country, including Arizona-based Banner Health and California-based Kaiser Permanente.

Moreover, we believe that return on equity is a far more accurate measure of corporate performance than ISS’s proprietary one-year TSR calculation. As disclosed in the ISS Report, Masimo’s return on equity for 2010 was 32.3%. Meanwhile, the return on equity for the companies in our “peer group,” as selected by ISS, was 3.8%, 9.5%, 19.7%, 6.0% and 4.7% for 2010, or an average of 8.7% – a full 23.6% less than our 32.3% return on equity.

Our CEO’s Compensation and Wealth are Inextricably Tied to Our Performance

The ISS Report states that 86% of Mr. Kiani’s total compensation in 2010 was “at risk” and tied to company performance through stock options and discretionary cash bonuses. Because the overwhelming majority of Mr. Kiani’s 2010 compensation was performance-based, we believe his compensation is more than adequately aligned with Masimo’s overall performance. The only fixed portion of Mr. Kiani’s compensation is his base salary, which constitutes by far the smallest component of Mr. Kiani’s total compensation; whereas the largest component of Mr. Kiani’s compensation for 2010 (and prior years) are the stock options we awarded him, which can only provide actual value to Mr. Kiani if he and the rest of our management team are able to increase the overall value and performance of the company over the long-term.

Moreover, our CEO is our largest individual stockholder. Even though we have not implemented stock ownership guidelines that would require our insiders to hold a minimum amount of our shares, our CEO continues to hold over 5.2 million of our shares, representing approximately 9% of Masimo’s fully diluted shares. This is further evidence that the incentives and goals of our founder, Chairman and CEO are fully aligned with those of our stockholders.

Importantly, based on comparative salary surveys, our CEO’s base salary and bonus have been below the norms of CEOs of other companies of our size and market capitalization. While our Compensation Committee has been aware of the “below the norm” salary and bonus components of our CEO’s compensation structure, it has focused on placing a “higher than norm” reliance on stock option grants, which our Compensation Committee believes more appropriately link our CEO’s and other executives’ incentives with those of our stockholders. In addition, our CEO’s annual bonus is set to 50% of his base salary, whereas the bonuses of the CEOs of many companies with whom we compete are set at 100% of their base salaries. In summary, our CEO’s fixed compensation components (base salary and bonus) are below those of a number of comparable public companies, resulting in a weighting of total compensation much more tied to the overall performance of Masimo’s stock valuation which, we believe more fully aligns our management compensation plans with the interests of our stockholders.

Our CEO is Critical to Our Future Success

As our founder, Chairman and CEO, Mr. Kiani is absolutely critical to our business and long-term success. Under his leadership, Masimo has grown from a mere concept in 1989 to a thriving business in 2011, making it one of the fastest growing medical technology companies in its size category in one of the most challenging environments that has ever confronted medical companies. Throughout this 22-year period, Mr. Kiani and Masimo have been faced with, and have overcome, a number of major challenges, any of which could have taken Masimo down a less successful path. We believe ISS’s failure to consider Mr. Kiani’s long-term value to the company and our stockholders is not only misleading, but risks jeopardizing our long-term prospects.

ISS Overstates and Misrepresents Our CEO’s Compensation

In addition, ISS has significantly overstated our CEO’s compensation and has used this as one of the primary bases for recommending that its clients vote against the compensation of our named executive officers for 2010. Specifically, ISS has completely disregarded our stock option grant valuations, which are based on U.S. generally accepted accounting principles and Securities and Exchange Commission (the “SEC”) guidance, and instead used valuations that are inconsistent with applicable accounting guidance and proxy disclosure rules. ISS’s approach results in the following material differences:

Year	Actual Value of CEO Stock Options	ISS Calculation	Difference
2010	$3,284,000	$5,232,000	$1,948,000
2009	$3,523,000	$4,755,000	$1,232,000

ISS’s methodology yields an option valuation difference of more than 37% for 2010. This disparity, and the one for 2009, is based on ISS’s use of different assumptions – specifically the expected term of the options and estimated volatility – in ISS’s Black-Scholes calculation of the option values. As disclosed in our Annual Report on Form 10-K for the year ended January 1, 2011, our assumptions are based on historical data and we believe they are both appropriate and reasonable. Moreover, the grant date fair value we reported in our Proxy Statement is the same value used for purposes of recording our compensation expense in our audited financial statements. We believe the assumptions used by ISS in valuing our CEO’s and other executive officers’ stock option grants are both inappropriate and inconsistent with applicable accounting guidance and severely distort our executives’ actual compensation for 2010 and prior periods. Specifically, SEC rules require the advisory vote on executive compensation to be based upon the compensation payable to our named executive officers as disclosed in our Proxy Statement. Rather than use the same methodology, ISS is advising stockholders to vote against the proposal based on a set of unbalanced assumptions and calculations that serve to inflate the valuation of our CEO’s compensation. We firmly believe that the ISS recommendation and stockholder votes should be based on an analysis of the information disclosed in our Proxy Statement and pursuant to values attributed to awards for purposes of recording our compensation expense in our audited financial statements, not a separate set of metrics that lack foundation.

The correct option valuation methodology shows that the value of Mr. Kiani’s option grant in 2010 was actually 7% less than the value of the option grant made to Mr. Kiani in 2009, not 10% more, as stated in the ISS Report.

The ISS Report also notes that Mr. Kiani’s 2010 compensation increased by 24.6% over his 2009 compensation. As noted above, this figure is wholly inaccurate in part because ISS used inappropriate assumptions to calculate the value of Mr. Kiani’s option grants in 2009 and 2010. Further, this percentage is misleading because, as disclosed in our Proxy Statement, $516,648 of Mr. Kiani’s overall compensation in 2010 was attributable to a bonus paid under our Executive Multi-Year Plan for the period from 2008 through 2010. The Executive Multi-Year Plan was adopted in connection with our IPO in 2007 as a means to better ensure the retention of our key executive officers, including our CEO, over the three-year period immediately following the IPO since companies often experience a high rate of attrition among the executive officer ranks following an IPO. The first (and, to date, only) bonus period under this plan ran from 2008 through 2010 and the bonuses that were paid to our executives following the end of this plan period were attributable to, and intended to compensate our executives for, their performance over this three-year period. As such, we believe it is inappropriate to rely on ISS’s number in comparing Mr. Kiani’s 2009 versus 2010 compensation. If one-third of Mr. Kiani’s bonus paid for the 2008-2010 period under the Executive Multi-Year Plan were allocated to Mr. Kiani in each of 2008, 2009 and 2010, even ISS’s flawed methodology would have yielded a year-over-year total compensation increase of approximately 10% less than the percentage included in the ISS Report. Moreover, allocating Mr. Kiani’s bonus under the Executive Multi-Year Plan over a three-year period, when combined with Masimo’s stock option valuations using Masimo’s Black-Scholes calculations, would have yielded only a 3.4% increase in Mr. Kiani’s total compensation in 2010 versus 2009. A 3.4% increase is less than ISS’s calculation of Masimo’s one-year TSR (5.41%).

ISS’s Peer Group is Completely Flawed

The ISS Report also measures Mr. Kiani’s compensation against 12 other publicly-traded companies and noted that his compensation is “twice the median” for CEOs in this comparison group. The rationale for using these 12 companies as the peer group for compensation comparison is neither apparent nor disclosed in the ISS Report. We do not believe this group provides a valid or relevant comparison for Masimo. For example, 75% of the companies have a smaller market capitalization than Masimo and 33% of the companies have a market capitalization that is less than half of Masimo’s market capitalization. In addition, a majority of the ISS-selected peer group companies are based in locations with a substantially lower cost-of-living than Irvine, California, where we are headquartered. The bottom line is that the ISS-selected peer group is primarily based on companies with whom we do not compete for executive talent.

As outlined in the CD&A included in our Proxy Statement (page 26), a more appropriate control group would be companies that align closely with Masimo’s current business circumstances, have comparable annual revenues of approximately $400 million and are in the medical device/diagnostic monitoring equipment industry. Of the 12 companies used by ISS to calculate the peer median, our compensation consultant included only four in the group of 18 peer companies used to make recommendations regarding salaries for our named executive officers. We believe that the 18 companies are a more appropriate peer group because they are closer in size and development to Masimo and these companies are who we most actively compete with for executive talent. Accordingly, we believe that recommending a vote against our executive compensation because the compensation of our CEO is above the median of the ISS-selected peer group is unreasonable and unwarranted.

Masimo’s stockholders deserve the opportunity to base their vote on a credible and meaningful analysis and comparison. For example, our stock has outperformed the Nasdaq indexes, the Dow Jones Industrial Average Index and the S&P 500 since our IPO in August 2007. Specifically, from August 2007 through the end of our fiscal 2010, our cumulative return was 53.0%, whereas the Nasdaq Composite Index and the Nasdaq Medical Equipment Index were 6.3% and (10.4%), respectively, over this same period. We believe these metrics provide a more accurate representation of Masimo performance to date (and in 2010) than TSR.

Other Factual Inaccuracies Call the Integrity of the ISS Report Into Question

The ISS Report includes a number of other factual inaccuracies and flaws in its analysis. For example:

•

In calculating our dilution, the ISS Report states that it includes an estimated 14,079,052 shares that may become available under the evergreen provision of our 2007 Stock Incentive Plan. We believe that the utilization is flawed and inaccurately inflates our dilution percentage because the evergreen provision in our 2007 Stock Incentive Plan is not automatic and our Board of Directors or Compensation Committee may elect, for any period, not to add additional shares to our 2007 Stock Incentive Plan. For example, in 2010 our Board of Directors completely eliminated the increase that would have added an additional 1,783,889 shares to our 2007 Stock Incentive Plan reserve effective January 2, 2011. Accordingly, ISS’s use of 14,079,052 shares is inaccurate and misleading and this figure should not have been included in ISS’s dilution calculation.

•

The ISS Report states that Mr. Kiani received an option grant in 2010 with an exercise price of $30.06 per share. However, as we have previously disclosed, the exercise price for this option was $27.25 per share.

Masimo was Conservative with Executive Officers’ Compensation during the Recession

The ISS Report also fails to consider actions that aligned pay with performance during the recession. Specifically, we did not increase salaries for our named executive officers in 2009. As previously disclosed, the salaries paid to our named executive officers throughout 2009 were the same salaries approved by our Compensation Committee effective June 1, 2008. Our Compensation Committee determined that, due to the overall economic environment, it was not prudent for us to raise salaries during 2009 even though a number of our competitors and peers increased salaries of their executives during this period. If Masimo had increased salaries in 2009, the 2009-to-2010 percentage increase in the compensation of our executive officers would have been even smaller.

Conclusion

We hope that after reading the above material, you will have a more meaningful and valid basis for assessing our compensation program than the information included in the ISS Report. The factual inaccuracies and flaws in the assumptions underlying ISS’s analysis described above call into question the integrity of the ISS Report and suggest that ISS conducted only a narrow, cursory and incomplete review of our Proxy Statement and compensation practices for 2010. Accordingly, our Board of Directors strongly urges you to reject ISS’s recommendation against Proposal No. 3 and recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as set forth in our Proxy Statement (Proposal No. 3).

Proposal No. 5: Stockholder Proposal regarding the Adoption of a Majority Voting Standard for Director Elections

As disclosed in the Proxy Statement, our Board of Directors believes that Proposal No. 5 is not in the best interests of Masimo or our stockholders, and recommends that you vote against the proposal.

The stockholder proposal requests that we adopt a majority voting standard for director elections. Our directors are currently elected by a “plurality” vote standard, meaning that those nominees for election to the Board of Directors that receive the greatest number of votes are elected. We believe that our stockholders are satisfied with the composition of our Board of Directors, as our stockholders have a history of electing a strong and independent Board of Directors, by plurality, and all of our directors have previously been elected by the affirmative vote of substantially more than a majority of our outstanding shares. Plurality voting for director elections is standard under Delaware law, as well as the law of other states, and is used by many of the largest corporations in the U.S., including corporations that have been recognized as leaders in corporate governance. The rules governing plurality voting are well understood and a plurality voting system does not prevent stockholders from challenging and defeating Board of Directors nominees.

Our Board of Directors believes that meaningful stockholder participation in the election of directors is important to provide accountability of corporate boards of directors to stockholders and effective corporate governance practices that reflect the highest standards of responsibility, ethics and integrity. Our Board of Directors also seeks to ensure that our director elections are fair, impartial and in the best interests of our stockholders. For the following reasons, our Board of Directors opposes this stockholder proposal.

Masimo Already has Strong Corporate Governance Processes

The Board of Directors believes that it already has strong corporate governance processes for identifying and proposing director nominees who will serve the best interests of Masimo and its stockholders. The Board of Directors maintains a Nominating and Corporate Governance Committee that is composed entirely of independent directors, and all of the members of the Board of Directors are independent under the rules of the Nasdaq Stock Market, LLC (“Nasdaq”), other than our CEO. The Nominating and Corporate Governance Committee applies a strong set of criteria in identifying director nominees and has adopted a policy pursuant to which it considers and evaluates persons recommended by stockholders in the same manner as potential nominees identified by Masimo and our Board of Directors. Our Board of Directors believes that its processes for identifying and proposing director candidates provide the best foundation for a strong and effective Board of Directors and excellence in corporate governance.

Risk of Holdover Boards of Directors and Failed Elections

The stockholder proposal seeks to require that our directors be elected by a majority of shares voted at the annual meeting, so that nominees who receive less than a majority of shares voted or withheld would not be elected. However, because Delaware law provides that an elected director serves until a successor is elected to fill his or her position, it is possible that an incumbent director might not receive a majority vote for that Board of Directors seat, but because no other nominee received a majority favorable vote, that director would nevertheless continue to serve on the Board of Directors on a “holdover” basis.

Furthermore, this stockholder proposal increases the possibility of failed elections and any absence of a majority vote may create an additional and potentially expensive process in order to replace a vacant Board of Directors position. In this circumstance, the incumbent directors would continue to serve, or the holdover Board of Directors could appoint new directors to fill the vacancies. Any such vacant Board of Directors position also increases the workload of our existing directors, especially those serving on committees of our Board of Directors.

This Proposal is not Necessary to Create Growth in Stockholder Value

The proponent of this proposal suggests that it is necessary to make our directors more accountable to our stockholders. Masimo has adopted corporate governance policies and procedures, consistent with best practices, to increase the transparency and accountability of Masimo’s leadership to stockholders. The proponent also suggests that adopting this proposal will enhance company performance. We certainly agree that strong corporate governance practices benefit stockholders, but we do not believe that this proposal will improve Masimo’s corporate governance or lead to better performance. This is consistent with our view that adopting this proposal would not enhance our corporate governance practices and instead could distract our management and the Board of Directors and use corporate resources at a time when they would be better invested in other areas.

Certain organizations are currently evaluating the feasibility and implications of adoption of a majority voting standard. These groups are considering, among other things, whether changes in the corporate laws of Delaware are necessary in connection with any shift to majority voting for directors and how best to address any resulting practical difficulties for companies relating to compliance with current proposed rules and regulations of the SEC and Nasdaq corporate governance rules. Stockholder advocates and advisors on corporate governance have proposed varying policies. Our Board of Directors will continue to monitor closely the progress of these discussions and, once the issues surrounding majority voting are resolved, the Board of Directors and its committees will take appropriate action to maintain Masimo’s commitment to the highest standards of corporate governance. Our Board of Directors believes that adoption of a majority voting standard now would be premature and would not serve the best interests of our stockholders, particularly in light of the fact that the proposal does not address the legal and practical issues of changing long-standing, successful voting procedures.

Conclusion

Based on the foregoing, our Board of Directors continues to recommend that you vote “AGAINST” the stockholder proposal to adopt a majority voting standard for director elections (Proposal No. 5).

*****

Your vote is important. We appreciate your time and consideration of these matters and ask for you support of our Board of Directors’ recommendations. If you have any questions, or need any assistance in voting your shares, you may direct them to Mark P. de Raad at (949) 297-7041. Thank you.

Sincerely,

/s/ Mark P. de Raad
Mark P. de Raad
Executive Vice President, Chief Financial Officer & Corporate Secretary

* * * * * * *

This information is being provided to certain stockholders in addition to Masimo Corporation’s proxy statement dated April 27, 2011, which you should have already received. Please read the complete proxy statement and accompanying materials carefully before you make a voting decision. Even if you have already voted your proxy, you may revoke your proxy at any time before the Annual Meeting by submitting new voting instructions as described in more detail in the proxy statement.